Exhibit 99.1

CrossAmerica Partners LP Reports Third Quarter 2018 Results

-	Reported Third Quarter 2018 Operating Income of $13.7 million and Net Income of $5.3 million, primarily driven by the performance of the Wholesale segment.
-	Generated Third Quarter 2018 Adjusted EBITDA of $28.6 million and Distributable Cash Flow of $20.0 million, respectively.
-	Distribution Coverage for the Third Quarter 2018 was 1.10 times compared to 1.02 times for the Third Quarter 2017.
-	Reported Third Quarter 2018 Gross Profit for the Wholesale segment of $33.8 million or an 8% increase when compared to the Third Quarter 2017.
-	Generated Third Quarter 2018 Gross Profit for the Retail segment of $10.1 million or a 2% decline when compared to the Third Quarter 2017.
-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Third Quarter 2018.

Allentown, PA November 6, 2018 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the third quarter ended September 30, 2018.

“Our Wholesale segment performed well during the quarter with an 8% year-over-year increase in gross profit,” said Gerardo Valencia, CEO and President of CrossAmerica. “We reported Adjusted EBITDA of $28.6 million and maintained our quarterly distribution of $0.5250 per unit.” Valencia went on to say, “We completed the transition of 43 sites in Florida to Applegreen and we continue to work with our General Partner to capture synergies and improve our overall business such as our current rebranding efforts of the Jet-Pep sites. During the fourth quarter, we expect to make progress with respect to a strategic review of 30% of our fuel supply portfolio, and we will be rebranding substantially all of the Jet-Pep portfolio to a major fuel supplier after which we anticipate a positive impact on volume and fuel margin.”

Third Quarter Results

Consolidated Results

For the third quarter 2018, the Partnership reported Operating income of $13.7 million compared to Operating income of $12.3 million achieved in the third quarter 2017. Net income was $5.3 million for the three-month period ended September 30, 2018, compared to $4.3 million for the same period in 2017, reflecting an increase of 22%. EBITDA was $27.6 million for the third quarter 2018 compared to $25.3 million for the third quarter 2017, representing a 9% increase. The increase in operating income, net income and EBITDA was primarily driven by growth in the Wholesale segment. Adjusted EBITDA was $28.6 million for the third quarter 2018 compared to $29.0 million for the same period in 2017, representing a decline of 1%. The decrease in Adjusted EBITDA was due primarily to an increase in cash versus equity funded omnibus expenses, partially offset by incremental EBITDA generated by the Wholesale segment. (Non-GAAP measures used in this release, include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio, which non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Information section of this release).

Wholesale Segment

During the third quarter 2018, CrossAmerica’s Wholesale segment generated $33.8 million in gross profit compared to $31.3 million in gross profit for the third quarter 2017, representing an 8% increase. The Partnership distributed, on a wholesale basis, 270.3 million gallons of motor fuel at an average wholesale gross profit of $0.068 per gallon, resulting in motor fuel gross profit of $18.4 million. For the three-month period ended September 30, 2017, CrossAmerica distributed, on a wholesale basis, 266.2 million gallons of fuel at an average wholesale gross profit of $0.057 per gallon, resulting in motor fuel gross profit of $15.2 million. The 21% increase in motor fuel gross profit was primarily due to a 2% increase in volume driven primarily by the November 2017 Jet-Pep Assets acquisition. In addition, the Partnership realized a 19% higher margin per gallon primarily due to increased payment discounts and incentives due to the increase in motor fuel prices as a result of the increase in crude oil prices.

The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil increased approximately 45% to $69.69 per barrel during the third quarter 2018 as compared to $48.18 per barrel during the same period in 2017.

CrossAmerica’s gross profit from rent and other for the Wholesale segment, which primarily consists of rental income, was $15.4 million for the third quarter 2018 compared to $16.1 million for the third quarter 2017, representing a decrease of 4%. This was primarily as a result of a reduction in rental income from DMS at the Partnership’s sites in Florida prior to and during the transition over to Applegreen and as a result of the September 2017 divestiture of 29 sites.

Operating expenses decreased $0.3 million primarily as a result of lower real estate taxes, partially offset by higher maintenance and environmental costs primarily as a result of the November 2017 Jet-Pep Assets acquisition.

Adjusted EBITDA for the Wholesale segment was $30.0 million for the third quarter 2018 compared to $27.5 million for the same period in 2017. As discussed above, the year-over-year increase was primarily driven by an increase in motor fuel gross profit and a decline in operating expenses, which was offset slightly by a decrease in rent and other (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Retail Segment

For the third quarter 2018, the Partnership sold 53.6 million gallons of motor fuel at an average retail motor fuel gross profit of $0.038 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $2.1 million. For the same period in 2017, CrossAmerica sold 39.1 million gallons in its retail segment at an average gross profit of $0.052 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $2.0 million. The 1% increase in motor fuel gross profit is attributable due to an increase in the average number of retail sites during the third quarter 2018 due to the acquisition of the Jet-Pep sites. The Partnership realized a slightly lower margin per gallon after incorporating a large number of commission agent sites in 2018 as compared to 2017, which have lower margins than the company operated business within the Retail segment.

During the quarter, the Partnership generated $6.5 million in gross profit from merchandise and services versus $7.0 million for the same period in 2017, primarily as a result of converting one company operated site in the Retail segment to a lessee dealer site in the Wholesale segment and the September 2018 divestiture of seven company operated Upper Midwest sites (seven of the nine Upper Midwest sites that were divested were company operated sites). Gross profit from rent and other for the Retail segment was $1.5 million for the third quarter 2018 compared to $1.2 million for the same period in 2017, reflecting an increase of 29%, primarily due to the acquisition of the Jet-Pep sites. Adjusted EBITDA for the Retail segment was $2.1 million for the third quarter 2018 compared to $2.4 million for the third quarter 2017.

The decrease in gross profit and Adjusted EBITDA were primarily due to a decline in merchandise and services profit, partially offset by an increase in motor fuel and rent and other gross profit (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $20.0 million for the three-month period ended September 30, 2018, compared to $21.5 million for the same period in 2017. The decrease in Distributable Cash Flow was due primarily to a decrease in equity-funded omnibus expenses and an increase in cash interest expense from additional borrowings to fund the Partnership’s recent acquisitions and an increase in the average interest rate on the Partnership’s credit facility borrowings, partially offset by incremental EBITDA generated by the Wholesale segment. The Distribution Coverage Ratio was 1.10 times for the three months ended September 30, 2018 (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Liquidity and Capital Resources

As of November 1, 2018, after taking into consideration debt covenant constraints, approximately $49.2 million was available for future borrowings under the Partnership's revolving credit facility. In connection with future acquisitions, the revolving credit facility requires, among other things, that CrossAmerica have, after giving effect to such acquisition, at least, in the aggregate, $20 million of borrowing availability under the revolving credit facility and unrestricted cash on the balance sheet on the date of such acquisition.

Distributions

On October 24, 2018, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the third quarter of 2018. As previously announced, the distribution will be paid on November 13, 2018 to all unit-holders of record as of November 5, 2018. The amount and timing of any future distributions is subject to the discretion of the Board provided in the Partnership Agreement.

Conference Call

The Partnership will host a conference call on November 7, 2018 at 9:00 a.m. Eastern Time to discuss third quarter 2018 earnings results. The conference call numbers are 877-615-4335 or 847-944-7271 and the passcode for both is 9222849#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to http://phx.corporate-ir.net/phoenix.zhtml?c=251390&p=irol-presentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 9222849#. An archive of the webcast will be available on the investor section of the CrossAmerica website at http://phx.corporate-ir.net/phoenix.zhtml?c=251390&p=irol-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating revenues(a)	$670,810	$544,092	$1,898,675	$1,542,167
Costs of sales(b)	627,012	502,517	1,770,954	1,421,524
Gross profit	43,798	41,575	127,721	120,643

Income from CST Fuel Supply equity interests	3,479	3,752	11,024	11,185
Operating expenses:
Operating expenses	15,261	15,371	47,294	46,853
General and administrative expenses	4,310	5,994	13,840	23,731
Depreciation, amortization and accretion expense	13,993	14,049	51,425	42,675
Total operating expenses	33,564	35,414	112,559	113,259
(Loss) gain on dispositions and lease terminations, net	(61)	2,371	(6,678)	2,013
Operating income	13,652	12,284	19,508	20,582
Other income (expense), net	104	121	287	366
Interest expense	(8,145)	(7,102)	(24,354)	(20,599)
Income (loss) before income taxes	5,611	5,303	(4,559)	349
Income tax expense (benefit)	303	966	(2,122)	(1,686)
Net income (loss)	5,308	4,337	(2,437)	2,035
Less: net income (loss) attributable to noncontrolling interests	—	4	(5)	(1)
Net income (loss) attributable to limited partners	5,308	4,333	(2,432)	2,036
IDR distributions	(133)	(1,115)	(1,446)	(3,162)
Net income (loss) available to limited partners	$5,175	$3,218	$(3,878)	$(1,126)

Basic and diluted earnings per limited partner unit	$0.15	$0.09	$(0.11)	$(0.03)

Weighted-average limited partner units:
Basic common units	34,439,416	33,931,056	34,311,998	33,773,964
Diluted common units(c)	34,439,416	33,937,702	34,311,998	33,792,181

Supplemental information:
(a) Includes excise taxes of:	$25,176	$19,704	$74,984	$58,351
(a) Includes revenues from fuel sales to and rental income from related parties of:	122,383	110,337	350,454	309,313
(a) Includes rental income of:	21,149	21,644	64,331	65,090
(b) Includes rental expense of:	4,980	4,876	14,775	14,593

(c) Diluted common units were not used in the calculation of diluted earnings per common unit for the three and nine months ended September 30, 2018 and the nine months ended September 30, 2017 because to do so would have been antidilutive.

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Gross profit:
Motor fuel–third party	$10,304	$8,757	$27,426	$25,659
Motor fuel–intersegment and related party	8,082	6,485	23,196	17,820
Motor fuel gross profit	18,386	15,242	50,622	43,479
Rent and other	15,408	16,074	47,324	48,740
Total gross profit	33,794	31,316	97,946	92,219
Income from CST Fuel Supply equity interests(a)	3,479	3,752	11,024	11,185
Operating expenses	(7,251)	(7,535)	(22,597)	(22,541)
Adjusted EBITDA(b)	$30,022	$27,533	$86,373	$80,863
Motor fuel distribution sites (end of period):(c)
Motor fuel–third party
Independent dealers(d)	369	384	369	384
Lessee dealers(e)	487	439	487	439
Total motor fuel distribution–third party sites	856	823	856	823
Motor fuel–intersegment and related party
DMS (related party)(f)	86	146	86	146
Circle K (related party)	43	43	43	43
Commission agents (Retail segment)(g)	175	82	175	82
Company operated retail sites (Retail segment)(h)	63	70	63	70
Total motor fuel distribution–intersegment and related party sites	367	341	367	341
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	827	823	827	822
Motor fuel-intersegment and related party distribution	410	344	422	355
Total motor fuel distribution sites	1,237	1,167	1,249	1,177
Volume of gallons distributed (in thousands)
Third party	168,106	169,877	487,002	491,471
Intersegment and related party	102,235	96,312	305,247	279,649
Total volume of gallons distributed	270,341	266,189	792,249	771,120

Wholesale margin per gallon	$0.068	$0.057	$0.064	$0.056

(a)	Represents income from the Partnership’s equity interest in CST Fuel Supply.
(b)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures.”
(c)	In addition, as of September 30, 2018 and 2017, respectively, CrossAmerica distributed motor fuel to 13 and 14 sub-wholesalers who distributed to additional sites.
(d)	The decrease in the independent dealer site count was primarily attributable to the termination or non-renewal of fuel supply contracts, a significant number of which were low margin.
(e)	The increase in the lessee dealer site count was primarily attributable to converting sites operated by DMS and commission agents to lessee dealers.
(f)	The decrease in the DMS site count was primarily attributable to converting DMS sites to lessee dealer sites.
(g)

The increase in the commission site count was primarily attributable to the 101 commission sites acquired in the Jet-Pep Assets acquisition, partially offset by the conversion of commission sites to lessee dealer sites.

(h)	The decrease in the company operated retail site count was due to divestitures mandated by FTC orders.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of retail sites and per gallon amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Gross profit:
Motor fuel	$2,062	$2,042	$6,759	$5,281
Merchandise and services	6,467	7,008	18,643	19,558
Rent and other	1,546	1,195	4,607	3,565
Total gross profit	10,075	10,245	30,009	28,404
Operating expenses	(8,010)	(7,836)	(24,697)	(24,312)
Adjusted EBITDA(a)	$2,065	$2,409	$5,312	$4,092

Retail sites (end of period):
Commission agents(b)	175	82	175	82
Company operated retail sites(c)	63	71	63	71
Total system sites at the end of the period	238	153	238	153

Total system operating statistics:
Average retail fuel sites during the period	244	153	247	162
Motor fuel sales (gallons per site per day)	2,389	2,778	2,362	2,632
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.038	$0.052	$0.042	$0.045

Commission agents statistics:
Average retail fuel sites during the period	175	82	177	90
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.015	$0.013	$0.015	$0.011

Company operated retail site statistics:
Average retail fuel sites during the period	69	71	70	72
Motor fuel gross profit per gallon, net of credit card fees	$0.086	$0.093	$0.099	$0.083
Merchandise and services gross profit percentage, net of credit card fees	23.9%	24.7%	24.6%	24.4%

(a)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures” below.
(b)

The increase in the commission site count was primarily driven by the 101 sites acquired in the November 2017 Jet-Pep Assets acquisition, partially offset by the conversion of commission sites in the Retail segment to lessee dealer sites in the Wholesale segment.

(c)	The decrease in the company operated retail site count was primarily due to divestitures mandated by FTC orders.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes and depreciation, amortization and accretion expense. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and the Amended Omnibus Agreement, gains or losses on dispositions and lease terminations, certain acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired companies, and certain other non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the Partnership’s financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unit-holders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing CrossAmerica’s financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in CrossAmerica’s industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income (loss) available to limited partners	$5,175	$3,218	$(3,878)	$(1,126)
Interest expense	8,145	7,102	24,354	20,599
Income tax expense (benefit)	303	966	(2,122)	(1,686)
Depreciation, amortization and accretion expense	13,993	14,049	51,425	42,675
EBITDA	27,616	25,335	69,779	60,462
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement (a)	167	3,479	3,640	11,789
Loss (gain) on dispositions and lease terminations, net (b)	61	(2,371)	6,678	(2,013)
Acquisition-related costs (c)	735	2,570	2,709	10,279
Adjusted EBITDA	28,579	29,013	82,806	80,517
Cash interest expense	(7,839)	(6,674)	(23,127)	(19,319)
Sustaining capital expenditures (d)	(646)	(565)	(2,073)	(1,287)
Current income tax expense	(118)	(267)	(1,004)	(387)
Distributable Cash Flow	$19,976	$21,507	$56,602	$59,524
Weighted average diluted common units	34,439	33,938	34,312	33,792
Distributions paid per limited partner unit (e)	$0.5250	$0.6225	$1.6775	$1.8525
Distribution Coverage Ratio (f)	1.10x	1.02x	0.98x	0.95x

(a)

As approved by the independent conflicts committee of the Board, the Partnership and Circle K mutually agreed to settle certain amounts due under the terms of the Amended Omnibus Agreement in limited partner units of the Partnership. All charges allocated to CrossAmerica under the Amended Omnibus Agreement since the first quarter of 2018 have been paid by the Partnership in cash.

(b)

In June 2018, the Partnership executed master fuel supply and master lease agreements with a third party multi-site operator of retail motor fuel stations, to which CrossAmerica transitioned 43 sites in Florida from DMS in the third quarter of 2018. The master fuel supply and master lease agreements have an initial 10-year term with four 5-year renewal options. During the second quarter of 2018, in connection with this transition, CrossAmerica accrued a $3.8 million contract termination payment, which was paid to DMS during the third quarter of 2018. Additionally, the Partnership recorded a $2.2 million charge to write off deferred rent income related to the recapture of these sites from the master lease agreement with DMS.

(c)

Relates to certain acquisition related costs, such as legal and other professional fees, severance expenses and purchase accounting adjustments associated with recently acquired businesses. Acquisition-related costs for the three and nine months ended September 30, 2017 include severance and benefit expense and retention bonuses paid to certain EICP participants associated with the Merger. Acquisition-related costs for the three and nine months ended September 30,

2017 also include a $1.7 million charge related to a court ruling in favor of a former executive’s claim to benefits under the EICP in connection with CST’s acquisition of CrossAmerica’s General Partner.

(d)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(e)

On October 24, 2018, the Board approved a quarterly distribution of $0.5250 per unit attributable to the third quarter of 2018. The distribution will be paid on November 13, 2018 to all unit-holders of record on November 5, 2018.

(f)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

The following table reconciles the segment Adjusted EBITDA to Consolidated Adjusted EBITDA presented in the table above (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Adjusted EBITDA - Wholesale segment	$30,022	$27,533	$86,373	$80,863
Adjusted EBITDA - Retail segment	2,065	2,409	5,312	4,092
Adjusted EBITDA - Total segment	$32,087	$29,942	$91,685	$84,955
Reconciling items:
Elimination of intersegment profit in ending inventory balance	(71)	14	(234)	20
General and administrative expenses	(4,310)	(5,994)	(13,840)	(23,731)
Other income (expense), net	104	121	287	366
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement	167	3,479	3,640	11,789
Acquisition-related costs	735	2,570	2,709	10,279
Net (loss) income attributable to noncontrolling interests	—	(4)	5	1
IDR distributions	(133)	(1,115)	(1,446)	(3,162)
Consolidated Adjusted EBITDA	$28,579	$29,013	$82,806	$80,517

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of Alimentation Couche-Tard Inc. Formed in 2012, CrossAmerica is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,300 locations and owns or leases approximately 900 sites. With a geographic footprint covering 31 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations:      Randy Palmer, Director – Investor Relations, 210-692-2160

Cautionary Statement Regarding Forward-Looking Statement

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available on the Partnership’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.